Amendment to
                            Subscription Agreement--
                               Lock-Up Provisions



AVAX Technologies, Inc.
4520 Main Street, Suite 930
Kansas City, MO 64111

Dear Sirs:

         In connection with my purchase of units consisting of common stock, par value $.002 per share (the "Common Stock"), and Series B Preferred Stock, par value $.01 per share (the "Preferred Stock"), of AVAX Technologies, Inc., a Delaware corporation (the "Company"), pursuant to that certain subscription agreement between the undersigned and the Company (the "Subscription Agreement"), I hereby agree to amend Section 1.17 of the Subscription Agreement so that:

         (i) each reference therein to "the Final Closing Date" shall be deleted and replaced with "the later of Effectiveness and Listing"; and

         (ii) a new sentence shall be added to the end of Section 1.17 as follows:

              For purposes of this Section 1.17, "Effectiveness" shall mean the effectiveness under the Securities Act of 1933 of the Company's registration statement for the Conversion Shares; and "Listing" shall mean listing of the Conversion Shares on a national securities exchange or initial quotation on the National Association of Securities Dealers Automated Quotation
              National Market(Registration symbol), the Nasdaq Small-Cap Market or the Over-The-Counter Bulletin Board.


         In consideration of the foregoing, the Company agrees that on the date which is twelve months following the later of Effectiveness and Listing (as such terms are defined above), it will provide an additional reset protection on the same terms as the original reset provisions contained in Section 4 of the Certificate of Designations for the Preferred Stock; provided that in the case of this additional reset the Company will not adjust the Conversion Price (as such term is defined in the Certificate of Designations) but will issue additional shares of Common Stock to effect the principles of said reset provisions taking into account any adjustments which may have been previously made at the time of the initial Reset Date (as such term is defined in the Certificate of Designations). It is understood that only shareholders who execute a form of this letter will be entitled to this additional reset protection.

         The provisions of this agreement shall be binding upon the undersigned and the assigns, heirs, and personal representatives of the undersigned and shall be for the benefit of the Company.

                                    Very truly yours,

                                    ______________________
                                    Print Name:
                                    Title:

Agreed and Accepted as of ____________, 1997

AVAX TECHNOLOGIES, INC.

______________________________________
Name: Jeffrey M. Jonas, M.D.
Title: President and Chief Executive Officer